                                                                       Exhibit 3

                                  MIRENCO, Inc.
                          (a development stage company)
                                 BALANCE SHEETS
                                   (unaudited)

                                                                      March 31,          March 31,
                                                                         2002              2001
                                                                    ------------       ------------
       ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                       $  2,804,187       $  5,018,856
    Accounts receivable                                                   14,360             15,799
    Inventories                                                          213,418             83,373
    Other                                                                 63,954            167,758
                                                                    ------------       ------------
             Total current assets                                      3,095,919          5,285,786

PROPERTY AND EQUIPMENT, net                                            1,329,999            883,953

PATENTS AND TRADEMARKS, net of accumulated amortization
    of $2,940 and $2,353 in 2002 and 2001, respectively                    6,860              7,447

OTHER ASSETS                                                              11,269             11,538
                                                                    ------------       ------------
                                                                    $  4,444,047       $  6,188,724
                                                                    ============       ============

       LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                $     16,847       $     72,835
    Accrued liabilities                                                   17,008             39,555
                                                                    ------------       ------------
             Total current liabilities                                    33,855            112,390


COMMITMENTS AND CONTINGENCIES                                                  -                  -

STOCK SUBJECT TO RESCISSION OFFER
    Common stock, no par value; 1,508,908 shares issued and
       outstanding                                                     7,544,540          7,544,540

STOCKHOLDERS' DEFICIT
    Common stock, no par value; 30,000,000 shares authorized,
       11,765,779 and 11,697,779 shares issued and outstanding
       at March 31, 2002 and 2001, resepectively                         751,010            731,290
    Additional paid-in capital                                         1,714,954          1,714,954
    Deficit accumulated during development stage                      (5,600,312)        (3,914,450)
                                                                    ------------       ------------
                                                                      (3,134,348)        (1,468,206)
                                                                    ------------       ------------
                                                                       4,444,047          6,188,724
                                                                    ============       ============

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)
                            STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                                  Period from
                                                                                  February 21,
                                               Three months      Three months         1997
                                                   ended            ended        (inception) to
                                                 March 31,         March 31,         March 31,
                                                    2002             2001              2002
                                               ------------      ------------     -------------
Sales                                          $     23,054      $     20,629      $    458,422

Cost of sales                                        15,602            15,265           462,983
                                               ------------      ------------      ------------

          Gross profit (loss)                         7,452             5,364            (4,561)

Salaries and wages                                  172,732           157,173         1,638,629
Stock-based compensation                                  -                 -         1,933,054
Royalty expenses                                        692               619            24,859
Marketing and advertising                            15,949            21,229           475,560
Other general and administrative expenses           165,621           163,617         2,006,498
                                               ------------      ------------      ------------

                                                    354,994           342,638         6,078,600
                                               ------------      ------------      ------------

          Loss from operations                     (347,542)         (337,274)       (6,083,161)

Other income (expense)
    Interest income                                  24,853            80,769           498,114
    Interest expense                                   (235)                -           (15,265)
                                               -------------     ------------      ------------
                                                     24,618            80,769           482,849
                                               ------------      ------------      ------------

          NET LOSS                             $   (322,924)     $   (256,505)     $ (5,600,312)
                                               ============      ============      ============

Net loss per share available for common
  shareholders - basic and diluted             $      (0.02)     $      (0.02)
                                               ============      ============

Weighted-average shares outstanding -
  basic and diluted                              13,274,687        13,092,513
                                               ============      ============

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                                          Period from
                                                                                                          February 21,
                                                                   Three months        Three months           1997
                                                                      ended               ended          (inception) to
                                                                     March 31,           March 31,           March 31,
                                                                       2002                2001                2002
                                                                  --------------      ---------------      --------------
Cash flows from operating activities
    Net loss                                                        $  (322,924)        $  (256,505)        $(5,600,312)
    Adjustments to reconcile net loss to net cash
      and cash equivalents used in operating activities:
       Stock-based compensation                                               -                   -           1,933,054
       Depreciation and amortization                                     21,077               8,243             103,310
       (Increase) decrease in assets:
          Accounts receivable                                            (2,505)             24,568             (14,360)
          Inventories                                                   (48,888)              9,128            (213,418)
          Other                                                         (17,598)                824                (373)
       Increase (decrease) in liabilities:
          Accounts payable                                              (30,616)             53,476              16,847
          Accrued liabilities                                             3,842             (10,996)             17,008
                                                                    -----------         -----------         -----------
       Net cash used in operating activities                           (397,612)           (171,262)         (3,758,244)

Cash flows from investing activities
    Purchase of property and equipment                                        -            (240,245)         (1,430,369)
    Purchase of patents and trademarks                                        -                   -              (9,800)
                                                                    -----------         -----------         -----------
       Net cash used in investing activities                                  -            (240,245)         (1,440,169)

Cash flows from financing activities
    Proceeds from sale of stock, net
       of offering costs                                                      -                   -           8,504,500
    Refund of common stock in rescission offer                                -            (261,700)           (261,700)
    Distribution to stockholders                                              -                   -            (240,200)
                                                                    -----------         -----------         -----------
       Net cash provided (used) by financing activities                       -            (261,700)          8,002,600
                                                                    -----------         -----------         -----------

Change in cash and cash equivalents                                    (397,612)           (673,207)          2,804,187

Cash and cash equivalents, beginning of period                        3,201,799           5,692,063                   -
                                                                    -----------         -----------         -----------

Cash and cash equivalents, end of period                            $ 2,804,187         $ 5,018,856         $ 2,804,187
                                                                    ===========         ===========         ===========

Supplementary disclosure of cash flow information:
     Cash paid during the year for:
          Interest                                                     $      -         $    14,990         $    14,990

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                             March 31, 2002 and 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.       Nature of Business

MIRENCO, Inc. (the Company) was incorporated as an Iowa corporation in 1997. The Company is a global marketing company that performs testing services and distributes a variety of automotive and aftermarket products for which they have exclusive licensing rights. The products primarily reduce emissions and increase vehicle performance.

2.       Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest income is generated from cash invested in these short-term financial instruments.

3.       Revenue Recognition

Revenue is recognized from sales when a product is shipped and from services when they are performed.

4.       Inventories

Inventories, consisting of purchased finished goods ready for sale, are stated at the lower of cost (as determined by the first-in, first-out method) or market.

5        Income Taxes

The Company accounts for income taxes under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent management believes that it is more likely than not that they will be realized.

                                  MIRENCO, Inc.
                          (a development stage company)
                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                             March 31, 2002 and 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.     Patents and Trademarks

Patents and trademarks will be amortized on the straight-line method over their remaining legal lives of approximately 8 years. The company recorded amortization expense of $245 and $489 for the three months ended March 31, 2002 and 2001, respectively.

7.     Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of three years for computer equipment, five years for manufacturing and test equipment and other equipment, and 39 years for building.

8.     Impairment of Long-Lived Assets

Impairment losses are recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover their carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

9.     Stock-Based Compensation

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and elected to continue the accounting set forth in Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." This opinion requires that for options granted at less than fair market value, a compensation charge must be recognized for the difference between the exercise price and fair market value.

10.    Net Loss Per Share

Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods, which includes the effects of all stock splits. Net loss per share, assuming dilution, is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potential common stock equivalents. Net loss per share assumes dilution for the three months ended March 31, 2002 and 2001 is equal to basic net loss per share, since the effect of common stock equivalents outstanding during the periods is antidilutive.

11.    Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of financial instruments approximate fair value due to their short maturities.

12.    Royalty Expense

                                  MIRENCO, Inc.
                          (a development stage company)
                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                             March 31, 2002 and 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Royalty expense is recorded and paid based upon the sale of products, services, and rights related to patents according to a contractual agreement.

13.  Advertising

Advertising costs are charged to expense as incurred and were $15,949 and $21,229 for the three months ended March 31, 2002 and 2001, respectively.

14.  Offering Costs

Specific incremental costs directly attributable to the Company's equity offerings, including advertisements in newspaper, radio and direct mail, letters, printing costs and certain identifiable legal fees, are charged against the gross proceeds of the offerings.

15.  Software Development Costs

The Company capitalizes software development costs when project technological feasibility is established and concludes when the product is ready for release. To date, no amounts have been capitalized. Research and development costs related to software development are expensed as incurred.

16.  Research and Development

The Company expenses research and development costs as incurred. Such costs include certain prototype products, test parts, consulting fees, and costs incurred with third parties to determine feasibility of products. Costs incurred for research and development were $39,923 and $22,855 for the three months ended March 31, 2002 and 2001, respectively.

17.  Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

18.  Use of Estimates

In preparing financial statements in conformity with accounting standards generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  MIRENCO, Inc.
                          (a development stage company)
                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                             March 31, 2002 and 2001

19.  Basis of Presentation

The accompanying financial statements of Mirenco, Inc., included herein are unaudited, but include all adjustments consisting of normal recurring accruals which the Company deems necessary for a fair presentation of its financial position, results of operations and cash flows for the interim period. Such results are not necessarily indicative of results to be expected for the full year. These financial statements do not include all disclosures provided in the annual financial statements and should be read in conjunction with the annual financial statements and notes thereto included in the Company's Form 10K filed on April 1, 2002.

NOTE B - STOCK SUBJECT TO RESCISSION OFFER

On August 12, 2000, the Company determined that resales of Iowa-Only shares by Iowa residents to non-Iowa residents violated certain provisions of the Securities Act of 1933. In response, the Company undertook an offering to rescind the earlier Iowa-Only Offering. As a result, the Iowa-Only Offering Shares, 1,561,248 shares, in the amount of $7,806,240, were classified as temporary equity.

Once approved for distribution, the Rescission Offer was outstanding from January 26, 2001 to February 26, 2001. During this period Iowa-Only Offering Stockholders had the option to reject the Rescission Offer formally in writing, to take no action within the thirty days, thereby retaining their outstanding Iowa-Only Offering Shares, or to accept the Rescission Offer formally in writing. Seventy-one formal rescission acceptances representing 52,340 shares were received from Iowa-Only Offering Stockholders, resulting in a total of $276,690 being paid in cash to these stockholders for the return of their original investment plus $14,990 in interest at 8% annually.

As a result of the Rescission Offer, the Company classified the Iowa-Only Offering Shares and proceeds as temporary equity. These shares will remain in temporary equity until such time as the violations under the securities laws have been cured. The Company believes that Iowa-Only Offering Stockholders are estopped from arguing injury now that the Iowa-Only Offering is closed. However, the Company will continue to be contingently liable to such stockholders during the statute of limitations, a period of three years from the date of the original sale of Iowa-Only Offering Shares. The Company is unable to quantify the amount of such contingent liability because the claim must be brought through individual lawsuit, the Company intends to vigorously defend any such lawsuit believing it has valid defenses, and, finally, management considers the probability that it will incur any obligation under such contingent liability to be remote. The Company will continue to assess the effect of this contingent liability on its financial statements during the three-year period.

During the three-year period that the Company continues to be contingently liable, to the extent that any of the Iowa-Only Offering Stockholders obtain a judgment for damages against the Company, if material, the judgment could impact the Company's liquidity and its ability to implement its business plan and continue as a going concern.

                                  MIRENCO, Inc.
                          (a development stage company)
                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                             March 31, 2002 and 2001

NOTE C - STOCK WARRANTS

On May 15, 1999, the Company's stockholders authorized the Company to sell up to 150,000 shares of the Company's common stock at $5 per share. These shares will also require the Company to issue four stock warrants for each share of common stock purchased. The exercise price for these warrants totals $5 per share and may be exercised at any time prior to June 15, 2002. Total shares issued were 66,979, which resulted in proceeds of $334,895. At March 31, 2002 and 2001, the Company had 267,916 outstanding warrants. On April 24, 2002 the Company's Board of Directors voted to extend the expiration date for these warrants to 5:00 PM Central Daylight Savings Time ("CDST") on June 24, 2004.

                   [Balance of page left intentionally blank.]